Exhibit 99.2

SEMPRA ENERGY
Table F (Unaudited)

Statement of Operations Data by Segment

Three Months Ended March 31, 2015

(Dollars in millions)	SDG&E		SoCalGas		Sempra South American Utilities	Sempra Mexico	Sempra Renewables	Sempra Natural Gas	Consolidating Adjustments, Parent & Other	Total

Revenues	$ 966		$ 1,048	(1)	$ 389	$ 163	$ 8	$ 197	$ (89)	$ 2,682

Cost of sales and other expenses	(560)		(615)		(314)	(102)	(11)	(196)	73	(1,725)

Depreciation and amortization	(145)		(113)		(13)	(17)	(2)	(12)	(1)	(303)

Plant closure adjustment	21		-		-	-	-	-	-	21

Equity earnings, before income tax	-		-		-	-	2	17	-	19

Other income, net	9		8		3	9	-	-	10	39

Income (loss) before interest and tax (2)	291		328		65	53	(3)	6	(7)	733

Net interest expense (3)	(52)		(19)		(1)	(3)	(1)	(2)	(49)	(127)

Income tax (expense) benefit	(88)		(95)	(1)	(16)	(8)	17	(2)	29	(163)

Equity (losses) earnings, net of income tax	-		-		(1)	16	-	-	-	15

Earnings attributable to noncontrolling interests	(4)		-		(6)	(11)	-	-	-	(21)

Earnings (losses)	$ 147		$ 214	(1)	$ 41	$ 47	$ 13	$ 2	$ (27)	$ 437

Three Months Ended March 31, 2014

(Dollars in millions)	SDG&E		SoCalGas		Sempra South American Utilities	Sempra Mexico	Sempra Renewables	Sempra Natural Gas	Consolidating Adjustments, Parent & Other	Total

Revenues	$ 987		$ 1,085		$ 378	$ 201	$ 6	$ 260	$ (122)	$ 2,795

Cost of sales and other expenses	(649)		(851)		(301)	(135)	(12)	(243)	104	(2,087)

Depreciation and amortization	(130)		(105)		(14)	(16)	(1)	(17)	(3)	(286)

Plant closure adjustment	13	(4)	-		-	-	-	-	-	13

Gain on sale of equity interest	-		-		-	-	27	-	-	27

Equity earnings, before income tax	-		-		-	-	2	15	-	17

Other income, net	13		4		1	10	-	1	11	40

Income (loss) before interest and tax (2)	234		133		64	60	22	16	(10)	519

Net interest expense (3)	(50)		(17)		(5)	(4)	-	(1)	(55)	(132)

Income tax (expense) benefit	(83)		(38)		(15)	(12)	6	(6)	21	(127)

Equity (losses) earnings, net of income tax	-		-		(2)	8	-	-	-	6

Earnings attributable to noncontrolling interests	(2)		-		(7)	(10)	-	-	-	(19)

Earnings (losses)	$ 99		$ 78		$ 35	$ 42	$ 28	$ 9	$ (44)	$ 247

(1)			Reflects the impact of seasonalization at Southern California Gas Co. as discussed on Table D.
(2)

Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.

(3)			Includes interest income, interest expense and preferred dividends of subsidiary.
(4)			After taxes, including a $17 million charge to reduce certain tax regulatory assets attributed to SONGS, the adjustment to loss from plant closure is a $9 million charge to earnings.